Exhibit 99.1

News
For Immediate Release

EP Energy Reports Fourth Quarter 2013 and Year End Financial and Operating Results In-line with Expectations

HOUSTON, TEXAS, February 27, 2014—EP Energy Corporation (NYSE:EPE, “EP Energy”) is today reporting fourth quarter and year end 2013 financial and operational results for the company.

Key full year 2013 highlights include:

•            Annual production of 86.1 thousand barrels of oil equivalent per day (Mboe/d), including 37.0 thousand barrels per day (MBbls/d) of oil — a 55 percent increase in oil production from 2012

•            Adjusted earnings before interest and debt expense, income taxes, depreciation, depletion and amortization, and exploration expenses (EBITDAX) of $1,173 million — a 45 percent increase before the impact of hedge settlements(1)

•            All programs performed at or above our type well expected returns

•            547.5 MMboe of total proved reserves — up 28 percent from 2012

•            Added approximately 1,700 wells to drilling inventory in Wolfcamp across the A and C horizons

•            ~23 year drilling inventory with nearly 5,200 identified drilling locations

For the quarter ended December 31, 2013, EP Energy reported adjusted EBITDAX of $314 million.  Fourth quarter 2013 average daily production was 87.3 Mboe/d, including 43.0 MBbls/d of oil, with oil production in December averaging 45.9 MBbls/d.  The company also reported adjusted EBITDAX of $1,173 million for the year ended December 31, 2013.

“We are very pleased that we delivered another very strong quarter and a great year of operational and financial results in 2013.  Our December oil production rate exceeded our expectations, which provides positive momentum toward achieving the 2014 objectives that we communicated earlier this month,” said Brent Smolik, chairman, president and chief executive officer of EP Energy Corporation.  “In 2014, we expect to continue to improve returns in our capital programs, increase our asset value and continue to grow our business.”

Eagle Ford Program

In 2013, the company completed 136 wells in its Eagle Ford program and grew production to a record 36.6 Mboe/d, an 82 percent increase compared with 2012.  During the fourth quarter 2013, the company completed 36 wells and produced 40.3 Mboe/d, a 49 percent increase from the fourth quarter of 2012.

Total well costs were reduced approximately 11 percent from 2012 as the company continued to improve efficiencies by drilling multi-well pads, optimizing well and completion designs and refining lateral placement.  The company is currently developing its acreage on 60-acre spacing and intends to test 40-acre down-spacing in 2014.

Wolfcamp Program

In 2013, the company completed 68 wells in its Wolfcamp program and produced 5.5 Mboe/d, a 175 percent increase from 2012.  In the fourth quarter 2013 the company completed 18 wells and continued rapid production growth with volumes of 8.7 Mboe/d, which were 248 percent higher than the fourth quarter of 2012.

Total well costs were reduced by approximately 27 percent from 2012 and the company added approximately 1,700 future Wolfcamp A and C horizontal drilling locations during the year to its large acreage position.  In the fourth quarter 2013, the company shifted to a combined Wolfcamp B and C horizontal well development plan. EP Energy reported that the first 19 wells developed with this plan in 2013 and early 2014 had an average initial 30-day production rate of 545 barrels of oil per day, which was 47 percent above the current Wolfcamp type curve.  The company also expects to initiate its Wolfcamp A program later this year.

Altamont Program

In 2013, the company completed 27 wells in its Altamont program and grew production for the eighth consecutive year with full year volumes of 11.9 Mboe/d, 12 percent higher than 2012.  In the fourth quarter 2013, the company completed seven wells and had production volumes of 12.9 Mboe/d, a 15 percent increase from 2012.

EP Energy continues to generate high returns with consistent double-digit oil growth from the company’s unique acreage position in the Altamont field of the Uinta Basin.  During the fourth quarter, the company added incremental rail capacity continuing to accommodate its growing oil volumes.  The company is currently developing its program with vertical wells and expects to test horizontal development in 2014.

Reserves and Inventory

As previously reported, the PV-10 value(2) of EP Energy’s reserves at December 31, 2013, before income taxes, was $8.9 billion which was a nearly 40 percent increase from $6.4 billion in 2012. The company’s oil and liquids properties represented approximately 91 percent of the reserve value.

At year-end 2013 EP Energy’s estimated future drilling inventory, which includes proved undeveloped reserves and unproven resources, had nearly 5,200 identified future drilling locations with nearly 5,000 in the Eagle Ford, Wolfcamp and Altamont areas.  At current activity levels, this represents approximately 23 years of drilling inventory.

Commodity Hedges

EP Energy has significant commodity price protection in 2014 with nearly 100 percent of its estimated oil production hedged at $97.79 per barrel.  In addition to these fixed price hedges, the company has basis hedges in place for more than 50 percent of estimated 2014 Eagle Ford production.  EP Energy also has approximately 100 percent of estimated natural gas production hedged at $4.02 per MMBtu this year.  The company also has fixed price hedges on 21.0 MMBbl and 11.8 MMBbl of oil in 2015 and 2016, respectively at average floor prices of $91.19 per Bbl and $90.47 per Bbl in 2015 and 2016, respectively.

Liquidity Position

The company maintains a significant liquidity position of $2.4 billion at year-end 2013, pro forma for proceeds from the company’s initial public equity offering completed in January, 2014.  EP Energy’s has a $2.5 billion borrowing facility which is supported by the company’s reserve base.  The company has no near term maturities with its first significant maturity due in 2018.

Detailed financial and operational information for the company will be posted at www.epenergy.com in the Investors Center section.

(1) Impacts from cash settlements and premiums relating to financial derivatives were $10 million and $382 million in 2013 and 2012, respectively.  Excluding this impact, adjusted EBITDAX in 2013 was $1,163 million, compared with $801 million adjusted EBITDAX in 2012.

(2) December 31, 2013 reserve estimates are based on first day 12month average prices of $96.94 per barrel of oil (WTI) and $3.67 per MMBtu of natural gas (Henry Hub). For comparison, 2012 first day 12-month average prices were $94.61 of oil (WTI) and $2.76 per MMBtu of natural gas (Henry Hub).

Note: Data throughout this release is pro forma for domestic asset sales and the sale of the company’s equity interest in Four Star Oil & Gas Company completed in 2013, and the sale of the company’s Brazil operations which is anticipated to close in 2014.  See Disclosure of Non-GAAP Measures section of this release for applicable reconciliations to GAAP terms.

Webcast Information

EP Energy has scheduled a webcast at 10 a.m. Eastern Time, 9 a.m. Central Time, on February 27, to discuss its fourth quarter and full year 2013 financial and operational results.  The webcast may be accessed online through the company’s website at epenergy.com in the Investor Center.  Materials to be discussed during the webcast, including investor slides and a financial and operational reporting package for the quarter ended December 31, 2013, will be available in the Investor Center one hour prior to the webcast.  A limited number of telephone lines will be available to participants by dialing 888-430-8709 (conference ID# 3690252) 10 minutes prior to the start of the webcast.  A replay of the webcast will be available through March 27, 2014 on the company’s website in the Investor Center.

EP Energy’s financial statements, including its Annual Report on Form 10-K for the year ended December 31, 2013, will be available in the Investor Center section of the company’s website at epenergy.com.  Copies of the Form 10-K will also be available, free of charge, by calling (713) 997-1000.

About EP Energy

The EP Energy team has a passion for finding and producing the oil and natural gas that enriches people’s lives. As a leading North American oil and natural gas producer, EP Energy has a proven strategy, a significant reserve base, multi-year drilling opportunities, and a strategic presence in fast-emerging unconventional resource areas. EP Energy is active in all phases of the E&P value chain—exploring for, acquiring, developing and producing oil and natural gas. For more information about EP Energy, visit epenergy.com.

Disclosure of Non-GAAP Financial Measures

The Securities and Exchange Commission’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP.

PV-10

PV-10 is considered a non-GAAP measure derived from the standardized measure of discounted future net cash flows of our oil and natural gas properties, which is the most directly comparable GAAP financial measure. Our PV-10 differs from our standardized measure as the standardized measure reflects discounted future income taxes related to our operations. We believe that the presentation of PV-10 is useful to investors because it presents (i) relative monetary significance of our oil and natural gas properties regardless of tax structure and (ii) relative size and value of our reserves to other companies. We also use this measure when assessing the potential return on investment related to our oil and natural gas properties. PV-10 and the standardized measure of discounted future net cash flows do not purport to present the fair value of our oil, natural gas and NGL reserves.

The following table provides a reconciliation of PV-10 to the domestic standardized measure of discounted future net cash flows:

As of 12/31/13
($ Millions)
PV-10	$8,931
Income taxes, discounted at 10 percent	3,081
Standardized measure of discounted future net cash flows	$5,850

EBITDAX and Adjusted EBITDAX

EBITDAX is defined as income (loss) from continuing operations plus interest and debt expense, income taxes, depreciation, depletion and amortization and exploration expense. Adjusted EBITDAX is defined as EBITDAX, adjusted as applicable in the relevant period, for the net change in the fair value of derivatives (mark to market effects of financial derivatives, cash settlements and premiums paid or received related to these derivatives), impairment and/or ceiling test charges, equity earnings from our investment in Four Star (sold in September 2013), non-cash compensation expense, transition and restructuring costs, losses or gains on extinguishment of debt, management, transaction and other fees paid to our Sponsors, and costs associated with our initial public offering.

We believe that the presentation of EBITDAX and Adjusted EBITDAX is important to provide management and investors with (i) additional information to evaluate our ability to service debt, adjusting for items required or permitted in calculating covenant compliance under our debt agreements, (ii) an important supplemental indicator of the operational performance of our business, (iii) an additional criterion for evaluating our performance relative to our peers, (iv) additional information to measure our liquidity (before cash capital requirements and working capital needs) and (v) supplemental information about certain material non-cash and/or other items that may not continue at the same level in the future.

EBITDAX and Adjusted EBITDAX have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP or as an alternative to net income, income (loss) from continuing operations, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. For example, our presentation of EBITDAX and Adjusted EBITDAX may not be comparable to similarly titled measures used by other companies in our industry. Furthermore, our presentation of EBITDAX and Adjusted EBITDAX should not be construed as an inference that our future results will be unaffected by the items noted above or what we believe to be other unusual or non-recurring items or that in the future we may not incur expenses that are the same as or similar to some of the adjustments in this presentation. For a reconciliation of our EBITDAX and Adjusted EBITDAX refer to our financial and operational reporting package for the quarter ended December 31, 2013.

Cautionary Statement Regarding Forward-Looking Statements

This release includes certain forward-looking statements and projections of EP Energy. We have made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed, including, without limitation, the supply and demand for oil, natural gas and NGLs; the company’s ability to meet production volume targets; the uncertainty of estimating proved reserves and unproved resources; the future level of service and capital costs; the availability and cost of financing to fund future exploration and production operations; the success of drilling programs with regard to proved undeveloped reserves and unproved resources; the company’s ability to comply with the covenants in various financing documents; the company’s ability to obtain necessary governmental approvals for proposed E&P projects and to successfully construct and operate such projects; actions by the credit rating agencies; credit and performance risk of our lenders, trading counterparties, customers, vendors and suppliers; changes in commodity prices and basis differentials for oil and natural gas; general economic and weather conditions in geographic regions or markets served by the company, or where operations of the company are located, including the risk of a global recession and negative impact on natural gas demand; the uncertainties associated with governmental regulation, including any potential changes in federal and state tax laws and regulations; political and currency risks associated with international operations of the company; competition; and other factors described in the company’s Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. EP Energy assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by EP Energy, whether as a result of new information, future events, or otherwise.

Contact

Investor and Media Relations

Bill Baerg

713-997-2906

bill.baerg@epenergy.com